EXHIBIT 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q1-10 QUARTERLY CONFERENCE CALL

KEN RIZVI:

Thank you                     .

Good afternoon and thank you for joining ON Semiconductor Corporation’s first quarter 2010 conference call. I am joined today by Keith Jackson, our President and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and will be available for approximately 30 days following this conference call, along with our earnings release for the first quarter of 2010. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in

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our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will be hosting our Annual Stockholders Meeting on May 18th.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

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Now, let’s hear from Donald Colvin, who will provide an overview of the first quarter results.

DONALD...

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today.

ON Semiconductor Corporation today announced that total revenues in the first quarter of 2010 were $550.2 million, an increase of approximately 11 percent from the fourth quarter of 2009. During the first quarter of 2010, the company reported GAAP net income of $63.0 million or $0.14 per fully diluted share. The first quarter 2010 GAAP net income included net charges of $22.3 million, or $0.05 per fully diluted share, from special items, which are detailed in schedules to our earnings release.

First quarter 2010 non-GAAP net income was $85.3 million or $0.19 per share on a fully diluted basis and includes stock based compensation expense. As anticipated, in the first quarter of 2010, we did not see the approximate $0.03 per fully diluted share benefit from

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the receipt of research and development grants and an actuarial gain on our overseas pension plans which benefited our fourth quarter 2009 results.

In the first quarter, we closed the acquisition of California Micro Devices (CMD) for approximately $113 million. As of the transaction close, CMD had approximately $43 million of cash and cash equivalents on its balance sheet. Due to the transaction closing within the quarter and acquisition-related accounting, we recognized approximately $6 to $7 million in revenue from CMD. On a GAAP basis, net income was negatively impacted in the first quarter by approximately $9 million or approximately $0.02 per fully diluted share due to acquisition related costs such as restructuring, transaction related legal and investment banking costs, expensing of appraised inventory fair market value step up and the amortization of intangibles. On a non-GAAP basis, net income was negatively impacted by approximately $3 million or approximately $0.01 per fully diluted share primarily related to deal related expenses such as legal and banking fees which negatively impacted operating expenses during the quarter.

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We exited the first quarter of 2010 with cash and cash equivalents of approximately $560.7 million. This was down slightly from the fourth quarter of 2009 due to the cash purchase of CMD. Our Board of Directors approved the prepayment of approximately $170 million of our Senior Secured Credit Facility, which will occur in the second quarter of 2010. This is a significant milestone for the company as this facility, through various amendments, has remained with the company since the original LBO more than a decade ago. Based on current LIBOR rates, this prepayment will save the company approximately $3.4 million per year in cash interest expense.

At the end of the first quarter, total days sales outstanding increased from the fourth quarter of 2009 by approximately 2 days to approximately 50 days. ON Semiconductor’s internal inventory increased slightly from fourth quarter levels on a days basis to approximately 84 days. Included in our total internal inventory is approximately $2 million of inventory written-up to fair value related to

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our acquisitions, approximately $5 million of inventory from our acquisition of CMD and approximately $21 million of bridge inventory built related to our announced closures of front-end manufacturing lines. Net of the bridge inventory, inventory from CMD and inventory written-up to fair value, our inventory days would have been approximately 76 days in the first quarter.

Distribution inventories were at the lowest level in the company’s history exiting the first quarter on a weeks basis at less than 8 weeks.

Cash capital expenditures during the first quarter of 2010 were approximately $41 million. We currently anticipate spending approximately $130 to $160 million in cash capital expenditures related to equipment and maintenance costs for 2010. This is an increase from prior estimates based on our customers’ strong demand expectations for the second half of 2010. In addition, we plan on spending approximately $30 million of capital for buildings to enable office consolidation in the Bay Area and the assembly and test consolidation from two locations to one in the Philippines.

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Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH...

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the first quarter of 2010, our end market splits were as follows: the Computing end-market represented approximately 26 percent of first quarter 2010 sales. The Automotive end-market represented approximately 19 percent of first quarter sales. The Industrial, Military and Aerospace end-market represented approximately 19 percent of sales. The Consumer Electronics end-market represented approximately 16 percent of sales. The Communications end-market, which includes wireless and networking, represented approximately 16 percent of sales and Medical represented approximately 4 percent of sales.

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TOP OEM CUSTOMERS

During the fourth quarter on a direct billings basis, no individual ON Semiconductor product OEM customer represented more than 6 percent of sales. Our top 5 product OEM customers were: Continental Automotive Systems, Delta, Hella, Motorola and Samsung.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia represented approximately 62 percent of revenue. Our sales in the Americas represented approximately 21 percent of revenue and Europe represented approximately 17 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 43 percent of first quarter 2010 revenue. Sales through the distribution channel were approximately 48 percent of first quarter revenue and the EMS channel represented approximately 9 percent of revenue.

REVENUE BREAK-OUT

During the first quarter, ON Semiconductor revenues broken out by our segments were as follows. The Standard Products Group represented

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approximately 32 percent of sales. The Computing and Consumer Group represented approximately 23 percent of first quarter sales. The Automotive and Power Group represented approximately 23 percent of sales, and the Digital & Mixed-signal Product Group represented approximately 22 percent of sales. We will publish the quarterly revenue, gross margin and operating margin break-out of these segments in our Form 10-Q for this period.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we have made.

In the Computing end market we continue to see strong demand from key customers in both desktops and notebooks for our energy efficient power management solutions, audio amplifiers, protection devices, thermal management and standard products. The computing end-market experienced 11 percent sequential growth from the fourth quarter of 2009 due to a combination of platform ramps by key customers and power management market share gains. In addition, the

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first quarter represented the strongest computing end-market revenue in the company’s history at over $140 million. During the quarter we saw major design wins on two new commercial desktop programs with a Top 5 manufacturer and made inroads with multiple design wins into next generation notebooks, tablet PCs and desktops with key manufacturers driven by our buck and boost converters, SenseFET and MOSFET products. We anticipate further growth from this end-market in the second quarter of 2010.

The Automotive end-market grew by approximately 10 percent versus the fourth quarter of 2009 and revenues in this end-market have finally returned close to pre-recession levels. Sales in this end-market remain strong driven by end unit sales growth and working capital replenishment by the automotive supply chain after the global credit crisis. We currently expect the second quarter of 2010 will be the first quarter automotive end-market sales that will surpass historical highs. We continue to invest in the success of our customers and expect to see traction with next generation solutions for parking assistance, motor

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controls for lighting, safety, infotainment, fuel efficiency and pollution reduction sensor applications. In addition, we recently opened our newest Automotive Solutions Engineering Center in Shanghai to focus on the growing needs of the Chinese automotive market.

The Industrial and Mil/Aero end-market represented the strongest sequential growth of all of our end-markets in the first quarter of 2010 on a dollar basis and grew by over 16 percent sequentially. Similar to the Automotive end-market, the Industrial & Mil/Aero end-market returned to prior peak sales levels for ON Semiconductor in the first quarter of 2010. During the quarter we saw growth in our custom analog, mixed signal and ASIC products for this end-market. In addition, we are experiencing stronger demand for products related to factory automation tools and imaging equipment.

We continue to develop innovative power efficient solutions for our customers that help them get their products off the bench and into production faster and with improved performance. We recently released a new single output power supply, GreenPoint™ Reference design for

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an All-In-One computer, which offers greater than 91% efficiency. We also released an ENERGY STAR® compliant, TRIAC dimmable GreenPoint reference design specifically targeted for residential and commercial LED downlight applications.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance –

DONALD...

DONALD COLVIN:

Thanks Keith.

SECOND QUARTER 2010 OUTLOOK

Based upon current product booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be approximately $565 to $580 million in the second quarter of 2010. Backlog levels at the beginning of the second quarter of 2010 were up from backlog levels at the beginning of the first quarter of 2010 and represent over 90 percent of our anticipated second quarter 2010 revenues. We expect that average selling prices for the second quarter of 2010 will be down approximately one percent, sequentially, from the first quarter of 2010.

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We expect cash capital expenditures of approximately $45 to $55 million in the second quarter of 2010.

For the second quarter, we expect GAAP gross margin of approximately 41.5 to 42.5 percent. Our GAAP gross margin in the second quarter will be negatively impacted from, among others, expensing of appraised inventory fair market value step up associated with our acquisitions of approximately $3 million. We expect non-GAAP gross margin of approximately 42.0 to 43.0 percent. For the second quarter of 2010, we also expect total GAAP operating expenses of approximately $138 million to $142 million. Our GAAP operating expenses include the amortization of intangibles, restructuring, asset impairments and other charges which total approximately $10 million. We also expect total non-GAAP operating expenses of approximately $128 to $132 million. We anticipate GAAP net interest expense and other expenses will be approximately $17 million for the second quarter

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of 2010 which includes non-cash interest expense of approximately $7 million. We anticipate our non-GAAP net interest expense and other expenses will be approximately $10 million. GAAP taxes are expected to be approximately $4 million and cash taxes are expected to be approximately $3 million. We also expect stock based compensation expense of approximately $13 to $14 million in the second quarter of 2010 of which approximately $3 to $4 million is expected to be in cost of goods sold and the remaining in operating expenses. This expense is included in our non-GAAP financial measures.

Our current fully diluted share count is approximately 445 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “                    ” please open up the line for questions.

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